EXHIBIT 4.4

FIRST AMENDMENT

TO

SECURITIES PURCHASE AGREEMENT

This First Amendment (the “Amendment”) to the Securities Purchase Agreement dated March 26, 2007 (the “Securities Purchase Agreement”) by and among Delphax Technologies Inc. (“Delphax”), Delphax Technologies Canada Limited (“Delphax Canada”), and Whitebox Delphax, Ltd. (“Whitebox”) is made as of this 10th day of September 2007 by and among Delphax, Delphax Canada, and Whitebox. Capitalized terms used but not defined in this Amendment shall have the meaning set forth in the Securities Purchase Agreement.

BACKGROUND

A. Pursuant to the Securities Purchase Agreement Delphax and Delphax Canada agreed to issue, and Whitebox agreed to purchase, 12% Secured Subordinated Notes of Delphax Canada and Warrants of Delphax.

B. In connection with the Second Closing, Delphax and Delphax Canada will pay off the Senior Debt owing to LaSalle and will be incurring new Senior Debt from Wells Fargo Bank, N.A. and Wells Fargo Financial Corporation Canada (together “Wells Fargo”).

C. Pursuant to Section 7.2(b) of the Securities Purchase Agreement, the parties have agreed to add a Total Debt Covenant to the Securities Purchase Agreement.

In consideration of the foregoing, the parties agree as follows:

AGREEMENT

1. Section 3.5 of the Securities Purchase Agreement is hereby amended and restated in its entirety as follows:

“3.5 Outstanding Debt. Immediately prior to the Second Closing Date, Delphax and its Subsidiaries have no Indebtedness for Borrowed Money (as hereinafter defined), other than indebtedness to LaSalle, the indebtedness evidenced by the Existing 2004 Notes, and the indebtedness evidenced by the Notes issued on the First Closing Date. After giving effect to the transactions on the Second Closing Date, Delphax and its Subsidiaries will have no Indebtedness for Borrowed Money, other than Indebtedness to Wells Fargo and indebtedness evidenced by the Notes. Neither Delphax nor any of its Subsidiaries is in default in the payment of the principal of or interest or premium on any such Indebtedness for Borrowed Money, and no event has occurred or is continuing under the provisions of any instrument, document or agreement evidencing or relating to any such Indebtedness for Borrowed Money which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.”

2. Section 4.19 of the Securities Purchase Agreement is hereby amended by changing “$14,000,000” in clause (i) thereof to “$14,500,000.”

3. Article IV is hereby amended to include new sections 4.25 and 4.26 reading as follows:

“4.25 Total Debt Covenant. The Companies shall not, and shall not permit any Subsidiary to create, incur, assume, become obligated for (directly or indirectly) or permit to exist, Indebtedness for Borrowed Money (including, without limitation, Senior Debt and the Notes) in an aggregate principal amount at any time outstanding greater than the sum of (a) 90% of eligible accounts receivable of Delphax and its Subsidiaries (defined to include all receivables excluding (i) intercompany receivables and receivables from affiliates, (ii) receivables over 90 days (120 days for customers outside North America) after the due date, (iii) receivables owed by a bankrupt or insolvent obligor, and (iv) or receivables owed by an obligor if more than 25% of the receivables from such obligor are over 90 days (120 days for customers outside North America) after the due date), plus (b) the lesser of (i) 85% of balance sheet inventory of Delphax and its Subsidiaries and (ii) $12,000,000. The receivables and inventory of any Subsidiary shall be excluded from the foregoing calculation if Delphax is not in compliance with Section 4.23 or 4.26, as applicable, of this Agreement with respect to such Subsidiary. Within 45 days following each fiscal quarter of the Companies, the Companies shall deliver to Investor a compliance certificate in form acceptable to the Investor containing calculations showing the Companies’ compliance with this Section 4.25.”

“4.26 Additional Liens. Within 90 days after the Second Closing Date (a) to the extent permitted by local law, Delphax shall pledge all of its ownership interests in Delphax Technologies Limited and Delphax Technologies SAS to secure the Notes and other obligations to Investor pursuant to one or more pledge agreements in form and substance reasonably satisfactory to Investor, subject only to liens securing Senior Debt, and (b) Delphax shall cause Delphax Technologies Limited and Delphax Technologies SAS to guaranty the Notes and grant liens on all their personal property to secure the Notes and their guaranties pursuant to security documents in form and substance reasonably satisfactory to Investor, subject only to liens securing Senior Debt. Delphax agrees to take, and to cause such Subsidiaries to take, all actions as Investor may reasonably request to perfect the lien of such pledge agreements and security documents.

3. Section 6.2(b) of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(b) The Companies, the Investors and Wells Fargo shall have entered into a Subordination Agreement containing terms reasonably acceptable to the Companies, the Investors and Wells Fargo.”

4. Section 7.2(b) of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Delphax Technologies Limited shall have guaranteed the Notes and executed such documents as the Investor may reasonably require to grant to Investor a first lien on its assets with no standstill or subordination on Investors’ right to realize on such collateral, and Wells Fargo shall have consented to such guaranty and first lien and agreed to amend the Subordination Agreement to give effect thereto. If Wells Fargo does not consent to this guaranty and first lien, Companies and Investors shall have amended this Agreement to add a total debt covenant limiting total debt (including, without limitation, Senior Debt and the Notes) to be less than the sum of (i) 90% of eligible accounts receivable of Delphax and its Subsidiaries (defined to include all receivables excluding (A) intercompany receivables and receivables from affiliates, (B) receivables over 90 days (120 days for customers outside North America) after the due date, (C) receivables owed by a bankrupt or insolvent obligor, and (D) receivables owed by an obligor if more than 25% of the receivables from such obligor are over 90 days (120 days for customers outside North America) after the due date), plus (ii) the lesser of (A) 85% of balance sheet inventory of Delphax and its Subsidiaries and (B) $12,000,000.”

5. Section 7.2(d) of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(d) The maturity of the Senior Debt of the Companies shall have been extended to a date at least 3 years after the Second Closing Date, and the Companies, the Investors and Wells Fargo shall have entered into a Subordination Agreement reasonably acceptable to the Companies, the Investor and Wells Fargo.”

6. Sections 8.1 and 8.2 of the Securities Purchase Agreement are hereby amended and restated in their entirety to read as follows:

“8.1 Events of Default. Each of the following events shall be an event of default (an “Event of Default”) for purposes of this Agreement:

(a) if default shall be made in the punctual payment of interest on the Notes, and such default shall have continued for a period of 15 days after written notice thereof to Delphax Canada by the holder of any of the Notes; or

(b) if default shall be made in the punctual payment of any installment of the principal of the Notes (whether by regular installment, at a date fixed for prepayment, at maturity or otherwise) and such default shall have continued for a period of 15 days after written notice thereof to Delphax Canada by the holder of any of the Notes; or

(c) if Delphax Canada shall default in any other manner with respect to any of its obligations under the Notes, including without limitation obligations to offer to prepay the Notes under certain circumstances, and such default shall not have been cured by Delphax Canada or waived by the holder or holders of a majority of the Notes within 15 days after notice thereof is given to Delphax Canada by any Investor; or

(d) if Delphax shall default in any of its obligations under the Registration Rights Agreement, including without limitation a default in filing promptly any registration statement required by the Registration Rights Agreement; or

(e) if Delphax shall default in any of its obligations under the Warrants, including without limitation failing to issue Common Stock upon exercise of any Warrant; or

(f) if any Event of Default occurs under any Security Document; or

(g) if Delphax or any Subsidiary becomes insolvent or bankrupt, or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or ceases doing business as a going concern, or Delphax or any Subsidiary applies for or consents to the appointment of a trustee or receiver for Delphax or any Subsidiary, or for the major part of the property of either; or

(h) if a trustee or receiver is appointed for Delphax or any Subsidiary or for the major part of the property of either and the order of such appointment is not discharged, vacated or stayed within 30 days after such appointment; or

(i) if any judgment, writ or warrant of attachment or of any similar process in an amount in excess of $150,000 shall be entered or filed against Delphax or any Subsidiary or against any of the property or assets of either and remains unpaid, unvacated, unbonded or unstayed for a period of 30 days; or

(j) if an order for relief shall be entered in any Federal bankruptcy proceeding in which Delphax or any Subsidiary is the debtor; or if bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against Delphax or any Subsidiary and, if instituted against Delphax or any Subsidiary, are consented to or, if contested by Delphax or the Subsidiary, are not dismissed by the adverse parties or by an order, decree or judgment within 45 days after such institution; or

(k) if Delphax or any Subsidiary shall default in any material respect in the due and punctual performance of any covenant or agreement in any note (including without limitation any of the Notes), bond, indenture, loan agreement, note agreement, mortgage, security agreement or other instrument evidencing or related to Indebtedness for Borrowed Money, and such default shall continue for more than the period of notice and/or grace, if any, therein specified and shall not have been waived; or

(l) (A) if any representation or warranty made by or on behalf of a Company in this Agreement or in any certificate, report or other instrument delivered under or pursuant to any term hereof or thereof shall prove to have been untrue or incorrect in any material respect as of the date of this Agreement or as of the Closing Date, or (B) if any report, certificate, financial statement or financial schedule or other instrument prepared by a Company or any officer of a Company furnished or delivered under or pursuant to this Agreement after the Closing Date shall prove to be untrue or incorrect in any material respect as of the date it was made, furnished or delivered; or

(m) if default shall be made in the due and punctual performance or observance of any other term contained in this Agreement, the Warrants, the Security Documents or the Notes, and such default shall have continued for a period of 15 days after written notice thereof to the applicable Company by the holder of any Note; or

(n) if both (A) the consolidated revenue of Delphax and its Subsidiaries for the twelve months ending on the last day of any fiscal quarter, commencing with the twelve months ending March 31, 2008, is less than $47,000,000, and (B) the consolidated cash on hand and in bank accounts of Delphax and its Subsidiaries, plus their aggregate Availability, is less than a total of $2,000,000; or

(o) any guarantor of the Notes shall repudiate, purport to revoke or fail to perform any obligation under its guaranty; or

(p) Delphax shall cease to own 100% of the outstanding capital stock of Delphax Canada.

8.2 Remedies Upon Events of Default. For so long as any Note remains outstanding, upon the occurrence of an Event of Default as herein defined, and so long as such Event of Default continues unremedied, then, the holders of at least 50% of the principal amount of the Notes shall be entitled by notice to declare the principal of the Notes, plus all accrued interest thereon and (to the extent permitted by applicable law) any premium and other amounts that would be due upon prepayment of the Notes under paragraph 1 or 4 of the Notes as applicable (whether or not Delphax Canada gave any required notice or offer to prepay) to be immediately due and payable, and thereupon the Notes, including principal, interest, and such premium and other amounts shall become immediately due and payable; provided, however, that when any Event of Default described in Section 8.1(j) hereof has occurred, the Notes shall immediately become due and payable without presentment demand or notice of any kind.”

7. The definition of “Canadian Security Documents” in Article X of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Canadian Security Documents” means the security documents, in form and substance reasonably acceptable to Investors, pursuant to which Delphax Canada grants to the Investors a lien on all of its property (subject to liens in favor of Wells Fargo) securing the Notes and the Existing 2004 Notes, as the same may be amended, restated, modified or supplemented from time to time.”

8. The definition of “Security Documents” in Article X of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Security Documents” means the US Security Agreement, the Canadian Security Documents, the UK Security Documents, the French Security Documents, and any other document delivered to Investors from time to time to secure the Notes or the Existing 2004 Notes.

9. The definition of “Senior Debt” in Article X of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

““Senior Debt” means the Indebtedness for Borrowed Money owed to Wells Fargo or to another lender that has advanced credit for repayment of the Indebtedness for Borrowed Money owed to Wells Fargo.”

10. The definition of “U.K. Security Documents” in Article X of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“UK Security Documents” means all documents, pursuant to which Delphax Technologies Limited grants to the Investors a lien on all of its personal property (subject to liens in favor of Wells Fargo) securing the Notes, as the same may be amended, restated, modified or supplemented from time to time.

11. The definition of “U.S. Security Agreement” in Article X of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

““U.S. Security Agreement” means the Security Agreement, in form and substance reasonably acceptable to Investors, pursuant to which Delphax grants to the Investors a lien on all of its personal property (subject to liens in favor of Wells Fargo) securing the Notes and the Existing 2004 Notes, as the same may be amended, restated, modified or supplemented from time to time.”

12. Article X of the Securities Purchase Agreement is hereby amended to include the following definitions:

“French Security Documents” means all documents pursuant to which Delphax Technologies SAS grants to the Investors a lien on all its personal property (subject to liens in favor of Wells Fargo) securing the Notes, as the same may be amended, restated, modified or supplemented from time to time.

““Wells Fargo” means, collectively, Wells Fargo Bank, N.A. and Wells Fargo Financial Corporation Canada.”

13. Section 11.1 of the Security Purchase Agreement is hereby amended and restated in its entirety to read as follows:

11.1 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota. The Companies hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, (ii) waive any argument that venue in any such forum is not convenient, (iii) agree that any litigation initiated by the Investor in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, may be venued in the state or federal courts located in the State of Minnesota, and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Companies hereby irrevocably consent to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding arising out of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, by the mailing (by registered mail or certified mail (postage prepaid)) or delivering a copy of such process to the Companies’ address set forth in Section 11.8 hereof. Nothing in this Agreement or any other Transaction Document shall affect any right that the Investor may otherwise have to bring any action or proceeding relating to this Agreement or any other Transaction Document against the Companies or their properties in the courts of any jurisdiction.

14. Schedules. Schedule 3.6 is amended and restated in its entirety to read as set forth on Annex I hereto.

15. Replacement Transaction Documents. The expiration date of the Warrant issued on the First Closing Date is hereby extended to September 10, 2012. Notwithstanding anything to the contrary in the Securities Purchase Agreement or the Notes to the contrary, on the date hereof, Delphax Canada shall prepay the principal and accrued interest on the Note issued on the First Closing Date in full, without premium, and Delphax Canada shall issue to the Investor a single new Note representing a new obligation of Delphax Canada in the principal amount of $7,000,000. The Companies agree to issue replacement Notes and Warrants to reflect such changes and replacements of any other Transaction Documents necessary to amend any legend required by the Subordination Agreement with Wells Fargo. The form of Notes and Warrants attached as Exhibits A and B to the Security Purchase Agreement shall be conformed to the Note and Warrants issued on the date hereof.

16. Reaffirmation. Except as otherwise specifically set forth herein, the terms and provisions of the Securities Purchase Agreement, as amended hereby, are ratified, confirmed and approved. To the extent that there is any conflict between this Amendment and the Securities Purchase Agreement, this Amendment shall govern.

17. Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws of the State of Minnesota without regard to the principles of conflict of laws.

18. Counterparts. This Amendment may be executed and delivered by facsimile signature in two or more counterparts, each of which will be deemed an original, and all of which will constitute the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the date first above written.

DELPHAX TECHNOLOGIES INC.

/s/ Gregory S. Furness
By:	Gregory S. Furness
Its:	Vice President and CFO

DELPHAX TECHNOLOGIES CANADA LIMITED

/s/ Gregory S. Furness
By:	Gregory S. Furness
Its:	Vice President and CFO

[Signatures continued on next page]

[Signature Page to First Amendment to Securities Purchase Agreement]

WHITEBOX DELPHAX LTD.

/s/ Jonathan Wood
By:	Jonathan Wood
Its:	Director/COO

[Signature Page to First Amendment to Securities Purchase Agreement]